Exhibit 99.1

[Logo of The CIT Group, Inc.]

                                             Contact:      Jeffrey Simon
                                                           Senior Vice President
                                                           Investor Relations
                                                           (973) 535-5911

FROM: THE CIT GROUP, INC.
      1211 AVENUE OF THE AMERICAS
      NEW YORK, NY  10036

FOR IMMEDIATE RELEASE

 THE CIT GROUP ANNOUNCES RECORD FOURTH QUARTER AND TWELVE MONTH 1997 NET INCOME;

                 TENTH CONSECUTIVE INCREASE IN ANNUAL NET INCOME


        NEW YORK, NEW YORK, January 28, 1998 --- The CIT Group, Inc. (NYSE: CIT) today announced record quarterly and full year results, marking its tenth consecutive increase in annual earnings. Fourth quarter 1997 net income was $71.0 million, up from $62.8 million for 1996. Net income for the fourth quarter of 1997 included an after-tax IPO-related charge of $6.2 million. Excluding the IPO-related charge, net income per diluted share for the fourth quarter of 1997 was $0.48, up from $0.40 for 1996.
        Net income for 1997 was $310.1 million, up from $260.1 million for 1996. Full year 1997 net income per diluted share was $1.95, up from $1.64 for 1996. Net income for 1997 included a one-time gain on sale of an equity interest acquired in a loan workout recorded during the second quarter, partially offset by the IPO-related charge and certain other nonrecurring expenses.
        The fourth quarter and full year results reflect growth in net finance income from a higher level of financing and leasing assets, lower net credit losses, and improving operating efficiency.
        "1997 was a successful and exciting year for The CIT Group. The Company delivered its tenth consecutive year of increased earnings and continued to focus on fundamentals, including growth in assets, consistent net interest margins, improving operating efficiency and best in class credit quality", said Albert R. Gamper, Jr., president and chief executive officer. "The success of our IPO, coupled with our franchise businesses, position the Company to take advantage of new opportunities and create value for all of our shareholders, including every employee", added Gamper.

Financial highlights for 1997:

    Total managed assets, which include both financing and leasing assets as well as consumer finance receivables previously securitized, increased 12% to $22.3 billion at December 31, 1997 from $20.0 billion at December 31, 1996. Both the commercial and consumer portfolios increased from year end 1996, with consumer growing at a faster pace. Consumer managed assets grew to 28% of total managed assets up from 24% at year end 1996.
    Net finance income rose to $229.2 million (4.88% of AEA) in the fourth quarter of 1997 compared to $203.8 million (4.76% of AEA) in the fourth quarter of 1996. For the full year, net finance income increased to $887.5 million (4.87% of AEA) from $797.9 million (4.82% of AEA) in 1996. The improvements primarily reflect increases in AEA (average of finance receivables, operating lease equipment, consumer finance receivables held for sale and certain investments, less credit balances of factoring clients).
    Fees and other income for the fourth quarter of 1997 were $61.8 million, down from $67.3 million for 1996 due to a lower level of gains from equipment sales. Fees and other income for the year were $247.8 million, relatively unchanged from the $244.1 million in 1996 due to higher factoring commissions and gains from higher levels of securitization activity offset by a lower level of gains from equipment sales.
    Salaries and general operating expenses for the fourth quarter of 1997 totaled $114.3 million compared to $101.7 million for the 1996 period. In conjunction with the Company's initial public offering, a long-term incentive plan was terminated resulting in a $10.0 million ($6.2 million after-tax) charge during the fourth quarter. Expenses, excluding this IPO-related charge, increased 2.6% from the prior year fourth quarter and the efficiency ratio improved to 42.1% from 43.5%. Salaries and general operating expenses for the full year were $428.4 million compared to $393.1 million in the prior year.
    As a result of lower net credit losses, the provision for credit losses decreased $10.9 million to $21.9 million in the fourth quarter, from $32.8 million for the 1996 fourth quarter. Net

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

credit losses were $20.9 million, 0.46%
of average finance receivables, down from $30.1 million, 0.70%, for the fourth quarter of 1996. The decrease reflects credit losses recorded in 1996 for certain loans secured by oceangoing carriers and cruise line vessels and a higher level of recoveries in the 1997 period. For the year ended December 31, 1997 the provision for credit losses was $113.7 million compared to $111.4 million in 1996. Net credit losses totaled $101.0 million, 0.59%, for 1997 compared to $101.5 million, 0.62%, in 1996.
    At year end 1997, the reserve for credit losses was $235.6 million (1.33% of finance receivables) up from $220.8 million (1.30% of finance receivables) at December 31, 1996.
    The CIT Group, Inc., one of the nation's largest commercial and consumer lending organizations, is an affiliate of and majority-owned by The Dai-Ichi Kangyo Bank, Limited, one of the largest banks in the world.

               (SEE ATTACHED TABLES FOR ADDITIONAL FINANCIAL DATA)
                                       ###




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



                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
               (DOLLARS IN MILLIONS, EXCEPT NET INCOME PER SHARE)





                                               FOR THE QUARTER ENDED               FOR THE YEAR ENDED
                                                   DECEMBER 31,                       DECEMBER 31,
                                         ------------------------------     ------------------------------
Dollars in millions, except per share            1997             1996              1997             1996
                                                 ----             ----              ----             ----

Finance income                               $  472.7         $  423.9          $1,824.7         $1,646.2
Interest expense                                243.5            220.1             937.2            848.3
                                             --------         --------          --------         --------
  Net finance income                            229.2            203.8             887.5            797.9

Fees and other income                            61.8             67.3             247.8            244.1
Gain on sale of equity interest acquired
     in loan workout                                -                -              58.0                -
                                             --------         --------          --------         --------
  Operating revenue                             291.0            271.1           1,193.3          1,042.0
                                             --------         --------          --------         --------

Salaries and general operating expenses         114.3            101.7             428.4            393.1
Provision for credit losses                      21.9             32.8             113.7            111.4
Depreciation on operating lease
equipment                                        38.5             37.4             146.8            121.7
Minority interest in subsidiary trust
holding solely debentures of the
Company                                           4.8                -              16.3                -
                                             --------         --------          --------         --------
  Operating expenses                            179.5            171.9             705.2            626.2
                                             --------         --------          --------         --------

Income before provision for income
     taxes                                      111.5             99.2             488.1            415.8
Provision for income taxes                       40.5             36.4             178.0            155.7
                                             --------         --------          --------         --------
Net income                                      $71.0            $62.8            $310.1           $260.1
                                             ========         ========          ========         ========

Basic net income per share                      $0.44            $0.40             $1.96            $1.65
   Weighted average shares outstanding    160,016,576      157,500,000       158,134,315      157,500,000
Diluted net income per share                    $0.44            $0.40             $1.95            $1.64
   Weighted average shares outstanding    161,258,149      158,448,527       159,156,706      158,448,527



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



                                                          FOR THE QUARTER ENDED         AT OR FOR THE YEAR ENDED
                                                              DECEMBER 31,                           DECEMBER 31,
                                                         ------------------------------- ----------------------------------
Dollars in millions                                              1997             1996              1997             1996
                                                                 ----             ----              ----             ----


SELECTED DATA AND RATIOS
PROFITABILITY
Ratios Based on Net Income
Net income per diluted share                                    $0.44            $0.40             $1.95            $1.64
Return on average stockholders' equity                          12.2%            12.2%             14.0%            13.0%
Return on AEA                                                   1.51%            1.46%             1.70%            1.57%

Ratios Excluding Nonrecurring Items(1)
Net income per diluted share                                    $0.48            $0.40             $1.81            $1.64
Return on average stockholders' equity                          13.3%            12.2%             13.1%            13.0%
Return on AEA                                                   1.64%            1.46%             1.58%            1.57%

Other
Net interest margin as a percentage of AEA                      4.88%            4.76%             4.87%            4.82%
Salaries and general operating expenses as a
percentage of average serviced assets(2)                        2.05%            2.14%             2.06%            2.15%

CREDIT QUALITY
Net credit losses as a percentage of average
finance receivables                                             0.46%            0.70%             0.59%            0.62%

60+ days  contractual  delinquency as a percentage of finance  receivables                         1.67%            1.72%
Nonperforming  assets as a percentage of finance  receivables(3)                                   0.69%            0.99%
Reserve  for credit  losses as a  percentage  of finance receivables                               1.33%            1.30%
Ratio of reserve  for credit  losses to current period net credit losses                           2.33x            2.18x


CAPITAL AND LEVERAGE
Total  debt to  stockholders'  equity  and  Company-obligated  mandatorily
redeemable   preferred  securities  of  subsidiary  trust  holding  solely debentures of the Company
                                                                                                   5.71x            7.04x
Total debt to stockholders' equity (4)                                                             6.40x            7.04x
Total common stockholders' equity                                                               $2,432.9         $2,075.4

OTHER
Commercial finance receivables                                                                 $14,054.9        $13,757.6
Consumer finance receivables                                                                     3,664.8          3,239.0
Operating lease equipment, net                                                                   1,905.6          1,402.1
Consumer finance receivables held for sale                                                         268.2            116.3
Other                                                                                               65.8             53.0
                                                                                                --------         --------
Total financing and leasing assets                                                              19,959.3         18,568.0
Consumer finance receivables previously securitized                                              2,385.6          1,437.4
                                                                                                --------         --------
Total managed assets                                                                           $22,344.9        $20,005.4
                                                                                               =========        =========


(1) Earnings for the fourth quarter of 1997 exclude a $0.04 per diluted share IPO-related charge. Earnings for the full year 1997 exclude $0.14 per diluted share related to a one-time gain on sale, partially offset by the IPO-related charge and certain other nonrecurring expenses.
(2) Average serviced assets reflect average earning assets plus the average of consumer finance receivables previously securitized and currently managed by the Company and consumer finance receivables serviced for third parties.
(3) Nonperforming assets reflect commercial finance receivables on nonaccrual status and assets received in satisfaction of loans.
(4) Total debt includes, and stockholders' equity excludes, $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company issued in February 1997.



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